EXHIBIT 4.2
                                                                     -----------

                            COMMERCIAL LOAN AGREEMENT
                            -------------------------

         THIS AGREEMENT, dated as of July 28, 2000 by and between BIRMINGHAM UTILITIES, INC. (the "Borrower"), a Connecticut corporation, having its chief executive office at 230 Beaver Street, Ansonia, Connecticut, and CITIZENS BANK OF CONNECTICUT, a Connecticut stock savings bank with a place of business at 209 Church Street, New Haven, Connecticut (the "Bank").


                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Borrower has requested the Bank to make a revolving financing facility available in the principal amount of up to FIVE MILLION and 00/100 DOLLARS ($5,000,000.00) (the "Loan"); and

         WHEREAS, the Bank has agreed, subject to the terms and conditions of this Agreement, to make the Loan.

         NOW, THEREFORE, the parties hereto hereby agree as follows:


                         SECTION 1 - THE REVOLVING LOAN
                         ------------------------------

A.  THE REVOLVING LOAN
    ------------------

         1.1 - Amount. Upon the terms and conditions set forth in this Agreement, the Bank agrees to lend to Borrower and Borrower agrees to borrow from the Bank, from time to time, up to the maximum sum of Five Million and 00/100 Dollars ($5,000,000.00), which sum the Borrower may borrow, repay and reborrow until the Revolving Loan Maturity Date, as hereinafter defined.

         1.2 - Advances. Principal will be advanced and re-advanced to Borrower by the Bank ("Advances") and all Advances and the Revolving Loan shall be evidenced by a commercial revolving promissory note (the "Note") in form and substance satisfactory to Bank. The Bank's obligation to make any Advance is subject to the provisions of Section 3 of this Agreement. The books and records of the Bank shall be conclusive evidence for the purpose of determining the aggregate of all Advances outstanding from time to time.

         1.3 - Use of Revolving Loan. The Loan will be used to pay off existing bank indebtedness, to provide for capital expenditures and for working capital. No portion of the Loan will be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
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         1.4 - Payment And Interest Rate Options.

         (A) Payment. The Borrower shall pay interest on the outstanding unpaid principal amount of the Advances made by the Bank from the date of any Advance until payment in full, payable monthly in arrears commencing September 1, 2000 and thereafter on the same day of each calendar month during the term of the Revolving Loan.

         (B) Prime Rate. Unless Borrower elects the LIBOR Rate, as described below, Borrower shall pay interest on each Advance (a "Prime Rate Advance") at a rate at all times equal to the Bank's designated Prime Rate in effect from time to time. The interest rate payable on all Prime Rate Advances shall be adjusted simultaneously with any change in the Prime Rate so that interest on the outstanding principal balance shall remain at all times equal to the Bank's Prime Rate.

         The Bank's Prime Rate means the annual rate of interest publicly announced by Bank or its successors as its prime rate, as such rate changes on a daily basis. The Prime Rate is a rate used by the Bank from time to time in setting interest rates on loans. It is not necessarily the lowest or best rate at which the Bank loans money.

         (C) LIBOR Option.

         (i) LIBOR Option. Subject to the provisions of this Section, the Borrower shall have the right to have the interest on all or any portion of the outstanding principal amount of the Loan based on a LIBOR Rate plus one percent (1%).

         (ii)  Certain Definitions.

         As used herein, the following terms have the following respective meanings:

         Banking Day: a day on which dealings may be effected in deposits of U.S. dollars in the London interbank foreign currency deposits market and on which banks may conduct business in London, England and Boston, Massachusetts.

         Board: the Board of Governors of the Federal Reserve System of the United States.

         Legal Requirement: any requirement imposed upon the Bank by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.
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         LIBOR Option: the option granted pursuant to this Section have the interest on all or any portion of the principal amount of the Loan based on a LIBOR Rate plus one percent (1%).

         LIBOR Period: for each LIBOR Request, that period, selected as provided below in this Section, of one, two, three or six calendar months; provided, however, that upon expiration of the LIBOR Period when any balance is outstanding hereunder, and unless and until the Bank is notified otherwise in writing, then all Advances shall automatically be or become a Prime Rate Advance, provided, further, that no LIBOR Period with respect to any LIBOR Portion of the Loan shall extend beyond the Revolving Loan Maturity Date. At the commencement of the initial LIBOR Period, the Bank shall notify the Borrower of the termination day of such LIBOR Period. Each determination by the Bank of any LIBOR Period shall, in the absence of manifest error, be conclusive, and, at the Borrower's request, the Bank shall demonstrate the basis for such determination. For each LIBOR Period, interest only shall be due and payable on the first day of each month with subsequent payments due and payable on the corresponding day of the succeeding months, provided, however, that all principal, interest and costs shall be finally due and payable, no later than the Revolving Loan Maturity Date.

         LIBOR Portion: that portion of the Loan specified in a LIBOR Request (including any portion of the Loan which is being borrowed by the Borrower concurrently with such LIBOR Request) which, in the aggregate, does not exceed the outstanding balance of Five Million and 00/100 Dollars ($5,000,000.00) at any one time, provided that the Borrower shall not have more than 5 LIBOR Options outstanding at any one time. No LIBOR Portion shall be in an amount less than One Hundred Thousand Dollars ($100,000.00).

         LIBOR Premium: The Borrower agrees that it shall not refinance the LIBOR Portion during the LIBOR Period, including during any renewal hereunder. Notwithstanding such agreement not to refinance, should the Borrower refinance the LIBOR Portion at a more favorable interest rate, the Borrower agrees to pay the Bank a premium in the amount of One Thousand Dollars ($1,000.00). For purposes hereunder, a "refinance" means any unscheduled payment of principal amounts of the LIBOR Portion.

         LIBOR Rate: with respect to any LIBOR Portion for the related LIBOR Period, an interest rate per annum, adjusted at the end of LIBOR Period (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the product of
(a) the Base LIBOR Rate (as hereinafter defined) and (b) Statutory Reserves, plus (c) one percent (1%). For purposes of this definition, the term "Base LIBOR Rate" shall mean the rate (rounded upwards, if necessary, to the next higher 1/16 of 1%) that is the offered rate at which deposits are being quoted to prime banks in the London interbank market at 11:00 A.M., London time, for U.S. dollar deposits that are approximately equal in principal amount to the LIBOR Portion and for a maturity equal to the applicable LIBOR Period, as published by the British Bankers Association, or equivalent organization. Interest shall be calculated on the amount of the LIBOR Portion from the date of the LIBOR Request and charged on the basis of actual days elapsed over a 360 day year. The interest rate shall be based on the LIBOR Rate prevailing on a Banking Day, and for those days which are not the Banking Days, the interest rate shall be based on that LIBOR Rate in effect at the close of business on the next preceding Banking Day, as determined by the Bank. Each

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determination by the Bank of any LIBOR Rate shall, in the absence of manifest error, be conclusive, and, at the Borrower's request, the Bank shall demonstrate the basis for such determination.

         LIBOR Request: notice in writing (or by telephonic communication confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone request from the Borrower to the Bank, no later than 11:00 a.m. (Eastern Time)) on the first day of the LIBOR Period requesting that interest on a LIBOR Portion be based on the LIBOR Rate, specifying: (i) the first day of the LIBOR Period, (ii) the length of the LIBOR Period consistent with the definition of that term, and (iii) a dollar amount of the LIBOR Portion consistent with the definition of that term. In addition, requests for advances subsequent to the initial advance shall be in writing (or by telephonic communication confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone request no later than 11:00 a.m. Eastern Time) requesting an advance by specifying a dollar amount of the LIBOR Portion, consistent with the definition of that term. The Bank may deliver any Advances by direct deposit to any deposit account of the Borrower with Bank or otherwise as directed in writing by the Borrower. All such Advances shall represent binding obligations of the Borrower. All LIBOR Requests must be made on a Banking Day.

         Statutory Reserves: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board and any other banking authority to which any lender is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages may include, without limitation, those imposed under such Regulation D. LIBOR Portions of the Loan may be deemed to constitute Eurocurrency Liabilities and as such may be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         Tax: in relation to any LIBOR Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or other charges of whatever nature as may be required by any Legal Requirement (i) to be paid by the Bank and/or (ii) to be withheld or deducted from any payment otherwise as may be required hereby to be made by the Borrower to the Bank, provided that the term "Tax" shall not include any taxes imposed upon the net income of any lender by the United States of America or any political subdivision thereof.




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

         (iii)  Assumptions Concerning Funding of LIBOR Loans.

         The calculation of all amounts payable to the Bank under this Section shall be made as though the Bank actually funded the LIBOR Portion through the purchase of a deposit in the London interbank market bearing interest at the LIBOR Rate in an amount equal to the LIBOR Portion and having a maturity comparable to the LIBOR Period and through the transfer of such deposit from an offshore office of the Bank to a domestic office of the Bank in the United States of America; provided, however, that the Bank may fund its LIBOR Portion in any manner it sees fit and the foregoing assumption shall be utilized solely for the calculation of amounts payable hereunder.

         (iv)  Conditions for Basing Interest on the LIBOR Rate.

         The Bank will base the interest rate for each LIBOR Request on the LIBOR Rate upon the condition that:

         (a) The Bank shall have received a LIBOR Request from the Borrower the first day of the LIBOR Period requested consistent with the requirements for a LIBOR Request;

         (b) There shall have occurred no change in applicable law which would make it unlawful for any lender to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market or to utilize the LIBOR as an index for calculating interest rates;

         (c) As of the date of the LIBOR Request and the first day of the LIBOR Period, there shall exist, of any kind, no Default or Event of Default; and

         (d) The Bank shall not have determined in good faith that it is unable to determine the LIBOR Rate in respect of the requested LIBOR Period or that the Bank is unable to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Period.

         (v)  Indemnification for Funding and Other Losses.

         Each LIBOR Request shall be irrevocable and binding on the Borrower for the LIBOR Period, including any automatic rollover or renewal as provided for herein. Without limiting the generality of this subsection, the Borrower hereby agrees to indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure on the part of the Borrower to fulfill, on the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement.

         (vi)  Change in Applicable Laws, Regulations, etc.

         If any Legal Requirement imposed after the date hereof shall make it unlawful for the Bank to fund through the purchase of U.S. dollar deposits any LIBOR Portion, or otherwise to

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

give effect to its obligations as contemplated hereby, including utilizing the LIBOR interest rate as an index for calculation of index rates or shall impose on the Bank any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the LIBOR Rate is in part determined as provided herein or a category of extensions of credit or other assets of the Bank which includes any LIBOR Portion, or shall impose on the Bank any restrictions on the amount of such a category of liabilities or assets which the Bank may hold, (a) the Bank by written notice thereof to the Borrower may terminate the LIBOR Option, (b) any LIBOR Portion subject thereto shall immediately bear interest thereafter as a Prime Rate Advance, and (c) the Borrower shall indemnify the Bank, to fund or maintain such LIBOR Portion if and to the extent such loss, penalty or expense is caused by the Borrower. A certificate of an officer of the Bank setting forth the amount of such loss, penalty or expense, and the basis therefor shall, in the absence of manifest error, be conclusive.

         (vii)  Taxes.

         It is the understanding of the Borrower and the Bank that the Bank shall receive payments of amounts of principal and interest on the Note (including but not limited to interest with respect to the LIBOR Portions from time to time subject to a LIBOR Option) free and clear of, and without deduction for any Taxes. If (a) the Bank shall be subject to any such Tax in respect of any such LIBOR Portion or part thereof or (b) the Borrower shall be required to withhold or deduct any such Tax from any such amount, and (c) such Tax shall not have existed as of the date of the applicable LIBOR Request, the LIBOR Rate applicable to such LIBOR Portion shall be adjusted by the Bank to reflect all additional costs incurred by the Bank in connection with the payment by the Bank or the withholding by the Borrower of such Tax and the Borrower shall provide the Bank with a statement detailing the amount of any such Tax actually paid by the Borrower. Determination by the Bank of the amount of such costs shall, in the absence of manifest error, be conclusive, and at the Borrower's request, the Bank shall demonstrate the basis of such determination. If after any such adjustment, any part of any Tax paid by Bank is subsequently recovered by the Bank, the Bank shall reimburse the Borrower to the extent of the amount so recovered. A certificate of an officer of the Bank setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive, and at the Borrower's request, the applicable Bank shall demonstrate the basis of such determination.

         1.5 - Method of Payments. The Borrower hereby authorizes the Bank, but the Bank shall not be obligated, to employ undisbursed funds under the Loan to satisfy all principal and interest payments due under the Loan. The Borrower hereby authorizes the Bank, but the Bank shall not be obligated, to employ undisbursed funds under the Loan to satisfy all payments of any nature due any Loan Document (as hereinafter defined). Advances so made for interest payments or other payments hereby authorized shall be credited to and debited from the Borrower's demand deposit account at Bank.

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

         1.6 - Maturity Date. The Loan is payable in full on June 30, 2002 (the "Revolving Loan Maturity Date").

         1.7 - Late Charge. Without in any way affecting or limiting any other remedy available to Bank, Bank may collect a "late charge" equal to the greater of $35.00 or five percent (5.0%) of any installment of principal, interest or of any taxes, assessments and insurance or other cost or expense paid by the Bank which is not received by the Bank within ten (10) days of the due date thereof to cover the extra expense involved in handling such delinquent payment. Such charges shall be made on a monthly basis for each payment and for each month such payment is delinquent.

         1.8 - Prepayment. The Borrower shall have the right to prepay the Prime Rate Advances in whole or in part without any prepayment fee and LIBOR Advances only upon the payment of the LIBOR Premium pursuant to Section 1.4(C). All payments shall be applied first to late charges, costs and any reasonable attorney fees as may have been invoiced to Borrower in connection with any action taken to collect or enforce the Loan or liens granted in connection therewith (whether or not suit is commenced), then to interest and then to principal.


B.  SECURITY
    --------

         1.9 - Borrower's Security for Loan. The Loan is unsecured.


                   SECTION 2 - REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

         The Borrower hereby represents and warrants to the Bank (which representations and warranties will survive the delivery of the Note and the making of the Loan that:

         2.1 - Incorporation; Good Standing . Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, (b) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower. The Borrower has all requisite permits, authorizations and licenses, without unusual restrictions or limitations, to own, operate and lease its properties and to conduct the business in which it is presently engaged all of which are in full force and effect.

         2.2 - Authority. Borrower has all requisite power to execute, deliver and perform this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents, the consummation of the transactions herein and therein contemplated, and the


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fulfillment of or compliance with the terms and provisions hereof and of each of the Loan Documents will not violate any of its constituent documents or any provision of law or result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower other than pursuant to this Agreement, or violate the provisions of any other agreement or instrument to which the Borrower is a party. No approval, authorization, consent or other order of or registration or filing with any governmental body is required in connection with the making and performance of this Agreement, other than approvals which have been obtained.

         2.3 - Financial Condition. The financial statements of the Borrower dated December 31, 1999 and March 31, 2000, heretofore delivered to the Bank, were prepared in conformity with generally accepted accounting principles and practices consistently maintained throughout the periods involved. Said statements are correct and complete in all material respects and fairly present the financial condition and the results of operations of the Borrower for the periods and as of the dates thereof. The Borrower has no direct or contingent liabilities not disclosed in such statements excepting therefrom such liabilities as have been incurred in the ordinary course of business since the date of said statement.

         Since the date of the March 31, 2000 balance sheets included in said financial statements there has occurred no materially adverse change in the financial condition or business of the Borrower as shown on or reflected in the consolidated balance sheet of the Borrower, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower.

         2.4.- Solvency. The Borrower, both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (a) is solvent; (b) has assets having a fair value in excess of the amount required to pay its liabilities on existing debts as such debts become due and payable, and (c) has, and expects to continue to have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection with the operation of its business as such debts mature. No petition for bankruptcy, whether voluntary or (to the best of the Borrower's belief of the undersigned) involuntary, or assignment for the benefit of creditors, or any other action involving debtor's and creditor's rights has been filed under the laws of the United States of America or any state thereof, or threatened, by or against the Borrower.

         2.5 - Information Complete. Subject to any limitations stated in writing therein or in connection therewith, all information furnished or to be furnished by the Borrower to Bank is, or will be at the time the same is furnished, accurate and complete in all material respects necessary in order to make the information furnished, in the light of the circumstances under which such information is furnished, not misleading.

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         2.6 - Statutory Compliance. Borrower is in compliance in all material respects with all laws, ordinances, rules or regulations applicable to it, of all federal, state or local governments or any instrumentality or agency thereof, including, without limitation, the Employee Retirement Income Security Act of 1974, the United States Occupational Safety and Health Act of 1970 and all federal, state and municipal laws, ordinances, rules and regulations relating to the environment, as such may be amended. Borrower has not received any notice arising out of a violation or possible violation of any of the foregoing.

         The Borrower (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

         2.7 - Litigation. There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower or materially impair the right of the Borrower, considered as a whole, to carry on business substantially as now conducted by it, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower, or which question the validity of this Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

         2.8 - No Materially Adverse Contracts, etc. Borrower is not subject to any legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower. Borrower is not a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Borrower.

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

         2.9 - Events of Default. No Event of Default specified in Section 6 hereof, and no event which pursuant to the provisions of Section 6 with the lapse of time and/or notice specified therein would become such an Event of Default, has occurred and/or is continuing. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which Borrower is a party, except for minor defaults which neither individually nor in the aggregate have a materially adverse affect on the Borrower.

         2.10 - Validity. The execution and delivery of this Agreement and the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         2.11 - Title to Collateral. Borrower owns all of the assets reflected in its balance sheet of March 31, 2000 delivered to Bank or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except as disclosed in said balance sheet.

         2.12 - Disclosure. None of this Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrower which materially adversely affects, or which (in the opinion of the Borrower's officers) is reasonably likely in the future to materially adversely affect, the business, assets, financial condition or prospects of the Borrower, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

         2.13 - Business Name. The Borrower conducts its business solely in its own name without the use of any other trade name or the intervention of or through any other entity of any kind. Borrower will not change its name without giving the Bank thirty (30) days prior notice thereof.

                        SECTION 3 - CONDITIONS PRECEDENT
                        --------------------------------

         3.1 - Initial Advance. The obligation of the Bank to make any Advance under the Loan is subject to the following conditions precedent:

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

         (a) Borrower shall have complied with terms and conditions of a commitment letter dated April 14, 2000 and all legal matters incident to the transactions thereby and hereby contemplated shall be satisfactory to Bank and counsel for the Bank.

         (b) The Borrower shall have delivered and/or executed the various agreements and documents described under the heading "Loan Documents" in Exhibit 1 hereto (collectively the "Loan Documents"). The term "Loan Documents" shall include such other agreements as are executed and/or delivered by Borrower on this date or in the future and any modification, supplementation or amendment thereof from time to time. All Loan Documents shall be in form and substance satisfactory to Bank.

         (c) The Bank shall have received such supporting documentation from Borrower as Bank may reasonably request including, without limitation a written opinion from counsel for the Borrower, in form and content satisfactory to the Bank and its counsel.

         (d) There shall not have occurred in the opinion of the Bank any material adverse change in Borrower's business operation or financial condition.

         (e) The frequency of Advances shall be not more than once per business day unless extraordinary circumstances require additional frequency.

         (f) The aggregate amount of all outstanding Advances shall not exceed $5,000,000.00.

         (g) No "Event of Default" as defined in Section 6 of this Agreement shall have occurred and be continuing and no event which pursuant to the provisions of Section 6 with the lapse of time and/or notice would become an Event of Default shall be in existence at the time such Advance is requested or to be made.

         (h) The representations and warranties contained in this Agreement shall be true and correct at the time such Advance is requested or to be made and there shall have been no material adverse change in the financial condition or credit worthiness of Borrower from that shown on the financial information of Borrower most recently submitted to Bank. A request for an Advance shall be deemed to be a reaffirmation by Borrower that all representations and warranties continue to be true and correct.

         (i) The Bank is authorized to make the Advances by crediting the Borrower's account with the Bank after receiving a request communicated by telephone from any one of the employees of the Borrower set forth on Exhibit 2 attached hereto

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               ("Authorized Persons"). The Bank shall be entitled to act on the instructions of anyone identifying himself as an Authorized Person and the Borrower shall be conclusively bound thereby in the same manner as if the person was actually an Authorized Person. Such telephone request shall be confirmed no later than the following business day by a written confirmation in the form attached hereto as Exhibit 3. A facsimile transmission shall be acceptable. The Borrower agrees to notify the Bank in writing if any of the individuals identified as an Authorized Person ceases to have that authority and until receipt by the Bank of such written notice, the Bank shall be entitled to act on the authority of anyone identifying himself as an Authorized Person. The Borrower agrees to indemnify and hold the Bank harmless from any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorney's fees) which may arise or be created by the acceptance of instructions for making these Advances to the Borrower by telephone.

         (j) Advance requests received by 2:00 P.M. will be processed on the day received. Thereafter, Advance requests will be processed the following business day.


                        SECTION 4 - AFFIRMATIVE COVENANTS
                        ---------------------------------

         The Borrower covenants and agrees that from the date hereof until payment in full of the Note and performance of all other obligations hereunder or under any of the Loan Documents, unless the Bank otherwise consents in writing, the Borrower will perform and observe the following:

         4.1 - Records and Accounts. The Borrower will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves.

         4.2 - Financial Statements.

         (a) Within one hundred twenty (120) days of Borrower's fiscal year end, Borrower shall provide Bank with its audited financial statements prepared by a certified public accountant acceptable to Bank on a consolidated and consolidating basis in conformity with generally accepted accounting principles consistently applied from those of the preceding year, together with its annual report and 10K report. On or before said date Borrower shall also provide Bank with a copy of its yearly capital expenditure budget.

         (b) Within forty-five (45) days of the close of each fiscal quarter, Borrower shall provide Bank with quarterly 10Q reports, certified as true and correct by the president or chief financial officer of Borrower.

         (c) Borrower shall, upon the Bank's written demand, deliver to the Bank such other information about the financial condition or operations of the Borrower as Bank may, from time to time, reasonably request.

         4.3 - Insurance. Borrower will (a) keep its properties and any improved real property owned insured against fire and other hazards including vandalism and malicious mischief (so called "All Risk" coverage) in amounts and with companies satisfactory to the Bank to the same extent and covering such risks and property as is customary in the same or a similar business; (b) maintain public liability coverage, broad form endorsement, to a limit of $1,000,000.00 against claims for personal injuries or death, and (c) maintain all worker's compensation, employment or similar insurance as may be required by applicable law; and (d) within thirty (30) days of Bank's written request acquire such additional insurance as Bank may from time to time reasonably require and which is generally available at reasonable rates. Such All Risk property insurance coverage shall provide for a minimum of thirty (30) days' written cancellation notice to the Bank. Borrower agrees to deliver certified copies of all of the aforesaid insurance policies to the Bank at Bank's option. If Borrower fails to maintain adequate insurance as aforesaid, Bank may, at its option, obtain policies it deems necessary and Borrower agrees that the cost thereof may be added to the principal indebtedness arising hereunder.

         4.4 - Tax and Other Liens. Borrower will comply with all statutes and government regulations and pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against them or their property which, if unpaid, might become a lien or charge against the Borrower or its property, except liabilities being contested with the prior written consent of the Bank which consent will not be unreasonably withheld, and against which, if requested by the Bank, the Borrower shall set up reserves in amount and in form satisfactory to the Bank and provided further that the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. Borrower is not presently contesting or otherwise in default or involved in a workout or compromise of such liabilities.

         4.5 - Place of Business. Borrower's chief place of business is the address shown above, and the Borrower shall maintain its chief place of business at said address unless the Bank consents in writing thereto. All business records of the Borrower, including those pertaining to all accounts and contract rights, shall be kept at the above address of Borrower unless prior written consent of Bank is obtained to a change of location which consent shall not be unreasonably withheld.

         To the best of the knowledge and belief of the Borrower: (a) the Borrower's premises , the uses made thereof and Borrower's business comply with all applicable restrictive covenants, zoning ordinances and building codes, all applicable health and environmental laws and regulations, and all other applicable laws, rules and regulations; (b) all permits, licenses and approvals necessary to operate the Borrower's business have been issued and are presently in effect; (c) the Borrower's business is within all applicable environmental and safety standards; (d) no notice has been received from any federal, state or municipal regulatory authority or agency in connection with any claimed violation of any of the aforesaid.

         4.6.- Existence; Maintenance of Properties The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises. It (a) will cause all of its properties used or useful in the conduct of its business or the business to be maintained and kept in good condition, repair and working order, reasonable wear and tear excepted, and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will continue to engage primarily in the businesses now conducted and in related businesses.

         4.7 - Inspection/Field Audit. Borrower will allow the Bank or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any Loan Document is being performed and for the purpose of examining the business records of the Borrower, (i) to enter the offices and plants of the Borrower to examine or inspect any of the properties, records or extracts therefrom, and to discuss the affairs, finances and accounts thereof with the officers of Borrower and its accountants who are hereby authorized to disclose to the Bank any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower, and (ii) to conduct a field audit of the books and records of Borrower, all at such reasonable times and as often as the Bank may reasonably request upon twenty-four (24) hours prior written notice. Unless there is an Event of Default, Bank will not conduct more than two (2) field audits in any twelve (12) month period. All field audits shall be at the Bank's cost and expense unless there is an Event of Default in which event Borrower shall pay such cost and expense. Borrower hereby authorizes Bank and its agents to contact any or all of Borrower's account debtors to verify amounts owing to Borrower, any claims against Borrower and the like and, to contact Borrower's vendors to determine payments by Borrower and Borrower's payment history.

         4.8 - Litigation. Borrower will promptly advise the Bank of the commencement of or threat of litigation which exceeds $15,000.00, including arbitration proceedings which exceeds $15,000.00 and will promptly advise Bank of any litigation or arbitration of any nature or of any proceedings before any governmental agency (regardless of the dollar amount), which might have an material adverse affect upon the condition (financial, operating or otherwise) of the Borrower. There are no material claims, litigation or proceedings, pending or threatened, and there are no outstanding judgments, decrees or orders against the Borrower.

         4.9 - Maintenance of Existence. Borrower has not, within the last five
(5) years, changed its name or been a party to any merger or consolidation. Borrower will continue to conduct its businesses substantially as presently conducted and comply with all valid and applicable statutes, rules and regulations, and maintain its properties in good repair, working order and operating condition. The Borrower shall immediately notify the Bank of any unusual event causing material loss or unusual devaluation in the value of its assets and the amount of same.

         4.10 - Performance. Borrower will comply with all terms and conditions of this Agreement and the Loan Documents.

         4.11 - Conflict. The execution and delivery of the Note and all other Loan Documents in connection with the Loan will not violate, conflict with, constitute a default under or result in a breach of any indenture, agreement or other instrument to which the Borrower is a part or by which it is bound.

         4.12 - Further Assurances. The Borrower will, at Bank's request, cooperate with the Bank and execute such further instruments and documents as the Bank shall reasonably request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Loan Documents or as may be deemed necessary by Bank in order to protect or preserve its rights.


               SECTION 5 - NEGATIVE COVENANTS/FINANCIAL COVENANTS
               --------------------------------------------------

         The Borrower covenants and agrees that until payment is made in full of the Note and the performance of all of the other obligations hereunder and under any of the Loan Documents, unless the Bank otherwise consents in writing, the Borrower shall not:

         5.1 - Contingent Liabilities. Assume, guarantee, endorse or otherwise become liable upon the obligations of any person, firm or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         5.2 - Consolidation or Merger. Provided the Borrower is not the surviving entity merge into or consolidate with or into any entity; and, for the purposes of this clause 5.2, the acquisition by the Borrower of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities, of any such entity or other entity shall be deemed to be a consolidation of such entity with the Borrower.

         5.3 - Change Name or Location. Change the name under which Borrower does business or conduct business under any trade name or style other than as herein above set forth or change its chief executive offices, places of business or the present locations of its business assets or records relating thereto from those addresses herein above set forth.

         5.4 - Management. Make a fundamental change in the nature of the business as it is presently conducted.

         5.5 - Limitation of Indebtedness. Without prior written approval of Bank, create, assume, or incur, become or be liable in any manner for any indebtedness, contract or obligation for borrowed money, or issue or sell any obligations of the Borrower, excluding, however, from the operation of this covenant, (i) the Loan hereunder, (ii) all other liabilities of the Borrower to the Bank; (iii) subordinate debt to the Bank for which the creditor has executed a subordination agreement in form and substance satisfactory to Bank, (iv) mortgage bonds of 4.2 million dollars issued and outstanding under the Borrower's "Amended and Restated Mortgage Indenture dated as of August 9, 1991."

         5.6 - Restrictions on Investments. The Borrower will not, purchase or otherwise acquire or own any stock or other securities or indebtedness of any other person or entity, or make or permit to be outstanding any loan or advance or capital contribution to any other person or entity, other than:

         (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

         (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $50,000,000,000; or

         (c) indebtedness of customers for merchandise sold or services rendered in the ordinary course of business.

         5.7 - Compliance with Environmental Laws. The Borrower will not (a) use any of its real estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of real estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of its real estate, (d) conduct any activity at any real estate or use any real estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the real estate or (e) otherwise conduct any activity at any real estate or use any real estate, in each case in any manner that would violate any Environmental Law or bring such real estate in violation of any Environmental Law.

         (a) "Environmental Law" shall mean any judgment decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

         (b) "Hazardous Substance" shall mean any hazardous waste, as defined by 42 U.S.C.ss.6903(5), any hazardous substances as defined by 42 U.S.C.ss.9601(14), any pollutant or contaminant as defined by 42 U.S.C.ss.9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Law.

         5.8 - Financial Covenants.

               A. Net Worth. Borrower shall at all times maintain a Net Worth greater than $7,500,000.00. This covenant shall be tested as of the end of each calendar quarter.

               B. Total Liabilities to Net Worth. Borrower shall at all times maintain a maximum ratio of Total Liabilities to Net Worth of no greater than
1.30 to 1.00. As used herein "Total Liabilities" means all obligations that should, in accordance with generally accepted accounting principles, be classified as liabilities of the Borrower on its balance sheet, less customer advances for construction, contributions in aid of construction and deferred income on dispositions of land. This covenant shall be tested as of the end of each calendar quarter.

               C. Debt Service Coverage. Borrower shall at all times maintain a minimum Debt Service Coverage Ratio of 1.20 to 1.00. As used herein, Debt Service Coverage Ratio is defined as Borrower's earnings before interest, taxes, depreciation and amortization as shown in its financial statement divided by principal repaid on Borrower's debt, plus interest, plus any dividends paid by Borrower. Said ratio shall be tested as of Borrower's fiscal year end.

               All financial covenants shall be determined in accordance with generally accepted accounting principles. All accounting principles observed or applied in any accounting period must be comparable in all material respects to those applied in the preceding period except as to any changes consented to by the Bank in writing.

                              SECTION 6 - DEFAULTS
                              --------------------

         Each of the following shall constitute an Event of Default under the Loan Documents:

         (i) the failure to keep, perform or carry out any obligation under the Note or any obligation of the Loan Documents or the occurrence of any default in another obligation of Borrower to the Bank within ten (10) days notice from Bank; or (ii) the failure to pay interest or principal when due pursuant to the Note; or (iii) the failure to pay taxes including sale or excise taxes, or municipal assessments when due or the failure to exhibit to the Bank, within ten
(10) days after demand, receipts showing payment of all taxes, water rates, sewer rents, municipal assessments and insurance premiums unless being contested in good faith; or (iv) failure to keep in force any insurance required herein, or failure after notice and demand to either deliver the policies of insurance or reimburse the Bank for premiums paid on such insurance, as herein provided; or (v) Borrower shall cease to legally exist or the Borrower shall be deprived of title, possession or control of its assets by process or operation of law or order of any court; or (vi) the any filing by or against the Borrower of any petition, arrangement, reorganization, or the like under any insolvency or bankruptcy law provided there has not been a dismissal within ninety (90) days of said filing, or the adjudication of Borrower as bankrupt, or the making of an assignment for the benefit of creditors, or the appointment of a receiver for any part of any of Borrower's properties; or (vii) any fundamental change in the nature of Borrower's business operations which in the reasonable judgment of the Bank materially and adversely affects the ability of the Borrower to pay or perform under any of the Loan Documents; or (viii) any merger or consolidation of Borrower into another entity or change in the ownership or control of Borrower provided Borrower is not the surviving entity, or any sale, transfer, assignment, pledge or hypothecation of any stock interest in Borrower without the Bank's prior written consent; or (ix) the occurrence of any condition or any change in Borrower's financial condition which in Bank's reasonable business judgment materially and adversely affects the Borrower's ability to pay or perform under any of the Loan Documents; or (x) any material representation, warranty or disclosure made by the Borrower herein, or any statements, certificate or other data furnished by the Borrower in connection with the Loan, or any material representation or warranty made by Borrower in any of the Loan Documents proves to be materially false or misleading on the date as of which made, whether or not that representation or disclosure appears in this Agreement or (xi) the occurrence of any Event of Default after notice from Bank in any other loan or other agreement now existing or hereafter made between Bank, Borrower and/or any affiliate or subsidiary of Borrower.

         Upon the occurrence of any such Event of Default, Bank may, at its option, declare all indebtedness from the Borrower to be immediately due and payable without the necessity of presentment, demand or notice of any kind, all of which are expressly waived and Bank shall be entitled to all of the rights and remedies set forth in this or any other Loan Document, or otherwise provided by law, which remedies shall be cumulative and not exclusive.

                            SECTION 7 - MISCELLANEOUS
                            -------------------------

         7.1 - Maximum Interest Rate. All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law of the State of Connecticut in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the law of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provisions hereof or of any of the Loan Documents at the time when performance of such provision shall be due, shall involve transcending the limit of that prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

         7.2 - Waivers.

         (a) Borrower waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, or other action taken in reliance hereon and all other demands and notices of any description. With respect both to liabilities, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of the collateral, to the addition or release of any party primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall not be deemed to have waived any of its rights upon or under any document or agreement relating to the liabilities of the Borrower unless such waiver be in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. The Bank may revoke, but not retroactively any permission or waiver previously granted, and such revocation shall be effective whether given orally or in writing. All rights and remedies of the Bank with respect to the liabilities of the Borrower, whether evidenced hereby or by any other instrument or document, shall be cumulative and may be exercised singularly or concurrently.

         (b) BORROWER IRREVOCABLY WAIVES AND WILL WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREINAFTER INSTITUTED BY OR AGAINST THE BORROWER IN RESPECT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS. THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL.

         (c) BORROWER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION, AND HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH BANK OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE AND FURTHER WAIVES THE POSTING OF ANY BOND IN CONNECTION WITH ANY PREJUDGMENT REMEDY SOUGHT. THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL.

         7.3 - Notices. All notices, requests or demands to or upon a party to this Agreement shall be in writing, addressed to the parties at the addresses on Page 1 of this Agreement (or such other address as may have been furnished in writing) and sent by United States certified mail, return receipt requested, or may be given by a nationally recognized receipted delivery or courier service. No other method of giving any notice, request or demand is hereby precluded provided such shall not be deemed given until such notice is actually received at the address of the addressee.

         7.4 - Expenses. The Borrower will pay all reasonable expenses arising out of the, administration, collection and/or other enforcement of this Agreement or of any Loan Document (including without limitation, reasonable counsels' fees whether or not suit is instituted). In addition, Borrower will pay all reasonable costs incurred by Bank in the preparation of the Loan Documents and closing of the Loans. The covenants contained in this Section shall survive payment or satisfaction in full of all the Loans.

         7.5 - Indemnification. The Borrower agrees to indemnify and hold harmless the Bank and its affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the Loan, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, (c) the Borrower entering into or performing this Agreement or any of the other Loan Documents or (d) with respect to the Borrower and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Bank and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section shall survive payment or satisfaction in full of all the Loan.

         7.6 - Connecticut Law. This Agreement and the rights and obligations of the parties hereunder and under the Note shall be construed and interpreted in accordance with the law of Connecticut. Borrower agrees that the Courts of the State of Connecticut and/or the United States District Court for the District of Connecticut shall have jurisdiction over any dispute arising out of the Note, this Agreement or the Loan Documents. Borrower consents to either such forum Bank may choose in any action brought by Bank.

         7.7 - Survival of Representations. All representations, warranties, covenants and agreements herein contained or made in writing in connection with this Agreement shall survive the execution and delivery of the Note, shall continue in full force and effect until all amounts payable on account of the Note and this Agreement and the Loan Documents shall have been paid in full. This Agreement and every representation, warranty, covenant, promise and other term herein contained shall survive until the Note have been paid in full.

         7.8 - Modifications. No modification or amendment hereof shall be effective unless same shall be in writing and signed by the parties hereto.

         7.9 - Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Bank shall have accelerated the maturity of the Loans, the Bank, if owed any amount with respect to the Loans, may, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which any obligations to the Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank. No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. To the extent any Loan Document affords Bank any additional, different or greater rights than are provided to Bank in this Agreement or imposes additional, different or greater obligations on Borrower then Bank shall have the benefit of such rights in addition to its rights hereunder and Borrower shall be bound by such obligations in addition to the obligations of Borrower hereunder.

         7.10 - Invalidity. If any provision of this Agreement is invalid or unenforceable under applicable law, such provision is and will be totally ineffective to that extent, but the remaining provisions shall be unaffected.

         7.11 - Captions. The captions for the paragraphs contained in this Agreement have been inserted for convenience only, and form no part of this Agreement, and shall not be deemed to affect the meaning or construction of any of the covenants, agreements, conditions or terms hereof.

         7.12 - Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Bank and their respective heirs, successors and assigns.

         7.13 - Rules of Interpretation. This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Bank, the Borrower, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Bank merely on account of the Bank's involvement in the preparation of such documents.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


Signed, Sealed and Delivered             CITIZENS BANK OF CONNECTICUT
In the Presence of:

__________________________               By: _________________________________
                                             Paul W. Gehr
                                             Its Vice President
__________________________



                                         BIRMINGHAM UTILITIES, INC.


__________________________               By: ___________________________________
                                             John S. Tomac
                                             Its President
__________________________

STATE OF CONNECTICUT)
                    ) ss:   New Haven,                             July 28, 2000
COUNTY OF NEW HAVEN )


         Personally appeared Paul W. Gehr, Vice President of Citizens Bank of Connecticut, a Connecticut stock savings bank, hereunto duly authorized, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed as such officer, and the free act and deed of said stock savings bank, before me.

                                                --------------------------------
                                                Notary Public
                                                My Commission Expires:



STATE OF CONNECTICUT)
                    ) ss: New Haven,                               July 28, 2000
COUNTY OF NEW HAVEN )


         Personally appeared, John S. Tomac, President of Birmingham Utilities, Inc., a Connecticut corporation, signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed as such officer and the free act and deed of said corporation, before me.




                                                Notary Public
                                                My Commission Expires: